Exhibit 10.1

December 9, 2005

Patrick G. Ryan

Executive Chairman

Aon Corporation

200 E. Randolph Drive

Chicago, Illinois 60601

Dear Pat:

In connection with our recent discussions regarding the valuable role you have played and will continue to play within Aon, this letter describes the benefits Aon will provide in consideration for your agreement to continue to assist Aon in an Executive Chairman capacity.  As Executive Chairman, you will aid Greg Case and other senior executives in business development and client retention initiatives and to provide advice to Greg concerning all aspects of the business.  In addition, you may have other executive administrative duties and responsibilities on behalf of Aon and its subsidiaries as may from time to time be authorized or directed by Aon’s board of directors.

Aon hereby agrees to provide the following benefits to you and your family:

1.             Stock Option Vesting.  Consistent with Aon’s treatment of other senior executives in the past, Aon hereby agrees that the unvested portion of any option you hold to purchase shares of Aon common stock shall immediately vest as of the date you cease to be employed by Aon.  The options shall be exercisable in accordance with the terms of the applicable award agreements; provided, however, you will be granted additional time within which to exercise each such option until the later of (a) the 15th day of the third month following the date such exercise period would otherwise have expired or (b) December 31 of such calendar year during which the exercise period would otherwise have expired.

2.             Health Care Coverage.  When you cease to be employed by Aon, you shall be entitled to continue participation in the Aon-sponsored group health plans for yourself and your eligible family members for life.  For the first six months following the date you cease to be employed by Aon, such coverage shall be provided under Aon’s programs in accordance with the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), and your cost of coverage will be Aon’s regular COBRA rate.  Beginning on the first day of the seventh month following the date you cease to be employed by Aon, health care coverage will be provided under Aon’s early retiree program and you will be responsible for the applicable premiums, co-payments and deductibles; provided, however, that you and your eligible family members will receive primary coverage under the Aon plan and secondary coverage through Medicare.  The provision of such coverage is taxable income to you and Aon will report such taxable benefit accordingly.  Notwithstanding anything to the contrary in Aon’s retiree health care program as it may be amended from time to time, in the event of your death your surviving spouse and eligible dependents shall continue such coverage under Aon health care program for life in the manner described above.

3.             Additional Nonqualified Pension Credit.

(a)     In recognition of your years of employment with the Ryan Insurance Group prior to the date such entity was acquired by Aon, to the extent such years are not considered under Aon’s pension plans, you shall be entitled to receive upon the date you cease to be employed by Aon a supplemental pension benefit.  The supplemental pension benefit shall be payable on a single life annuity basis at the date you cease to be employed by Aon and it will provide you with aggregate pension benefits (taking into account the offsets described in paragraph (b) below), in an annual amount equal to the aggregate annual pension benefit to which you would be entitled under Aon’s qualified and nonqualified defined benefit plans as in effect on the date of this letter as if your Years of Service (as such term is defined in Aon’s pension plan) for benefit calculation purposes is equal to (i) 15 years plus (ii) your actual Years of Service under Aon’s pension plans.

(b)     The amount of the supplemental pension benefit described in paragraph (a) above shall be offset by the pension benefits provided to you under any of Aon’s qualified or non-qualified pension plans.  The offset described in this paragraph shall be determined on the basis of such benefits payable on a single life annuity basis payable at the date you cease to be employed by Aon.

(c)     The supplemental pension benefit will be paid in installments over a five-year period beginning on the first day of the seventh month following the date you cease to be employed by Aon.

(d)     If you die before the supplemental pension benefit becomes payable, your spouse will be entitled to receive a survivor annuity.  The survivor annuity shall be payable as of your date of death.  The amount of the survivor annuity shall be equal to the 50% joint and survivor annuity to which your spouse is entitled as if:  (i) your employment terminated immediately before your death; (ii) you were fully vested in the supplemental pension benefit as of such date; and (iii) you elected to commence the benefit in the form of a joint and 50% survivor annuity.

Please sign and date the copy of this letter attached hereto and return it to me by facsimile at your earliest convenience.  If you have any questions, please contact me.

Kindest regards,

/s/ Richard C. Notebaert

Richard C. Notebaert
Chairman
Organization & Compensation Committee
Board of Directors of Aon Corporation

AGREED and ACKNOWLEDGED:

/s/ Patrick G. Ryan	Dec 9, 2005
Patrick G. Ryan	Date